OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2007 RESULTS

Company Reports Record Annual Results

Houston, Texas - December 7, 2007 - OYO Geospace (NASDAQ: OYOG) today announced net income of $19.6 million, or $3.23 per diluted share, on revenues of $138.1 million for its fiscal year ended September 30, 2007. This compares with a net income of $9.8 million, or $1.64 per diluted share, on revenues of $103.7 million for the prior fiscal year.

For the fourth quarter ended September 30, 2007, OYO Geospace recorded sales of $30.8 million and net income of $4.9 million, or $0.81 per diluted share. For the comparable period last year, the company recorded sales of $29.0 million and a net income of $3.5 million, or $0.58 per diluted share.

"We have just reported the best annual financial performance in our company's history. Increased demand by oil and gas companies for seismic services fueled increased demand for our seismic exploration products. Our seismic reservoir characterization technologies were also in high demand in fiscal year 2007, which included the sale of a large seabed data acquisition system for BP's Azeri complex in the Caspian Sea, the sale in our fourth fiscal quarter of additional retrievable seabed cables to augment the Bureau of Geophysical Prospecting's (BGP) existing system and increased demand for our seismic borehole data acquisition products. Our emerging technology products, including offshore cables, industrial cables and industrial sensors also generated record revenues during the fiscal year," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"We also delivered outstanding financial results in our fiscal fourth quarter. In addition to continued strong demand for our seismic exploration products, a significant contributor to the fourth quarter's performance was a $3.1 million sale of a 15 kilometer retrievable seabed system to complement BGP's existing $7.0 million retrievable seabed system which we sold to BGP in last year's fourth fiscal quarter. Demand for our seismic borehole technologies remained strong during the quarter which resulted in, among others, a sale of a borehole system to a multi-national oilfield service provider," continued Owens. Mr. Owens noted, however, that the company expects that its quarterly results of operations will continue to fluctuate significantly and are particularly affected by the presence or absence of large sales of seismic reservoir monitoring products, including borehole systems in a specific quarter.

"As previously announced, our fourth fiscal quarter results include the partial sale of a surplus property formerly used by our Russian subsidiary for manufacturing purposes. The property was vacated several years ago when we relocated our Russian manufacturing operations to a larger and better equipped facility in the same city of Ufa. As a result of this partial sale, we recorded a pretax gain of $1.7 million, or $0.21 per diluted share. We expect to sell our remaining ownership in this surplus property in the coming months," said Owens.

"During the final week of September 2007, the seismic industry held its annual meeting and exhibition in San Antonio, Texas. At the exhibition, we introduced our new land seismic data acquisition system: the Geospace Seismic Recorder ("GSR"). The GSR is a wireless autonomous recording system and is offered in four configurations to serve both the seismic exploration and seismic reservoir markets. We will begin manufacturing the GSR during the second quarter of fiscal year 2008. We believe the new GSR product line will significantly contribute towards our internal growth plans," Owens continued.

"We completed the construction of our new 170,000 square foot expansion facility in Houston, including approximately 130,000 square feet of manufacturing space. During the next several months, we will continue assembling new cabling equipment and relocating our existing equipment into the new facility. This phase of our plant expansion will continue well into fiscal year 2008 and will proceed as fast as possible. The new expansion facility and equipment will allow us to increase our existing capacity on our existing product lines and provide the opportunity to focus on and introduce new products," Owens continued.

"We continued the development of our non-seismic sensor and cable products and capabilities during fiscal year 2007. New products were added throughout the fiscal year which resulted in our addition of new customers who operate in markets we have not historically served. Compared to the prior year, sales of our offshore cable products grew 87% in fiscal year 2007 and are poised for another positive year of growth in fiscal year 2008. A portion of our new facility will be utilized to increase our offshore cable manufacturing capacity and capabilities in anticipation of projected growth into this market. Revenues from the sale of our industrial sensor and cable products grew 10% in fiscal year 2007, and we expect to introduce additional products targeted at the industrial market in fiscal year 2008, adding product diversity to our revenue growth in this area in the coming years," continued Owens.

"Our thermal solutions product revenues increased slightly in fiscal year 2007 generating a 13% increase in operating profits for this portion of our business. We believe our new direct-to-screen technologies will again improve our performance in our thermal solutions business sector in the coming year," continued Owens.

"We are proud of our fiscal year 2007 achievements and, with our increased manufacturing capacity, newly engineered products and the increasing acceptance of our proven technologies, we are encouraged about our future prospects given current market conditions," said Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)
	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Net sales	$ 30,755	$ 29,048	$ 138,106	$ 103,700
Cost of sales	20,098	18,853	87,599	67,445
Gross profit	10,657	10,195	50,507	36,255
Operating expenses:
Selling, general and administrative	4,473	3,612	16,728	15,120
Research and development	1,654	1,440	7,327	6,634
Total operating expenses	6,127	5,052	24,055	21,754
(Gain)/loss on sale of assets	(1,667)	1	(1,667)	50
Income from operations	6,197	5,142	28,119	14,451
Other income (expense):
Interest expense	(29)	(185)	(424)	(800)
Interest income	183	145	549	578
Foreign exchange gains (losses)	32	5	30	20
Other, net	(20)	(47)	(37)	(2)
Total other income (expense), net	166	(82)	118	(204)
Income before income taxes	6,363	5,060	28,237	14,247
Income tax expense	1,449	1,574	8,638	4,477
Net income	$ 4,914	$ 3,486	$ 19,599	$ 9,770
Basic earnings per share	$ 0.84	$ 0.61	$ 3.38	$ 1.72
Diluted earnings per share	$ 0.81	$ 0.58	$ 3.23	$ 1.64
Weighted average shares outstanding - Basic	5,840,190	5,724,066	5,793,840	5,686,600
Weighted average shares outstanding - Diluted	6,097,671	6,011,949	6,063,446	5,955,912